Exhibit 7.08

AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2015 (this “Amendment”), is by and among Vimicro China (Parent) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Vimicro International Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of September 15, 2015 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company;

WHEREAS, pursuant to Section 9.4 of the Merger Agreement, the Merger Agreement may be amended by the parties by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company, with any such amendment by the Company having been approved by the Special Committee;

WHEREAS, the Special Committee has reviewed and, after determining that the revisions to the Merger Agreement called for by this Amendment are advisable to, and in the best interests of, the Company and its shareholders, approved this Amendment;

WHEREAS, the the Company Board has approved this Amendment;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have approved this Amendment; and

WHEREAS, each of Parent, Merger Sub and the Company desires to amend the Merger Agreement to provide for the changes to the terms and conditions thereof as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the parties hereto agree to amend the Merger Agreement as set forth below.

1.          Amendments.

1.1           Paragraph 6 of the recitals in the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Rollover Shareholders has executed and delivered to Parent a rollover agreement, dated as of the date hereof and attached hereto as Exhibit B, among the Rollover Shareholders, Parent and Merger Sub (together with the schedules and exhibits attached thereto, as may be amended from time to time in accordance with its terms, the “Rollover Agreement”), pursuant to which the Rollover Shareholders will contribute to Parent and/or Merger Sub, subject to the terms and conditions therein, the Rollover Shares;”

1.2           The definition of “Rollover Shares” in the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

““Rollover Shares” shall mean the Company Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by any Rollover Shareholders, but excluding (i) 2,356,434 Company Shares and 108,325 ADSs beneficially owned by Mr. Xiaodong (Dave) Yang, (ii) 4,453,192 Company Shares and 15,000 ADSs beneficially owned by Mr. Zhonghan (John) Deng, and (iii) 1,391,851 Company Shares and 100,000 ADSs beneficially owned by Mr. Zhaowei (Kevin) Jin.”

1.3           Section 2.7(d)(ii) is hereby amended to insert the following at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, any Vested Company Options held by the Rollover Shareholders immediately prior to the Effective Time shall be cancelled as of the Effective Time without any consideration payable in respect thereof.”

2.          Confirmation of the Agreement. Except as herein expressly amended, the Merger Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and enforceable against them in accordance with its terms. Each reference in the Merger Agreement to “this Agreement” shall mean the Merger Agreement as amended by this Amendment and as it may hereafter be further amended or restated.

3.          Governing Law; Consent to Jurisdiction. This Amendment and its negotiation, execution, performance or non-performance, interpretation, termination, and construction, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Amendment, or the negotiation and performance of this Amendment, shall be controlled by, and construed in accordance with, the terms of the Merger Agreement, including without limitation Section 10.8 (Governing Law) and Section 10.9 (Consent to Jurisdiction) thereof.

4.          Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro China (Parent) Limited

By:	/s/ Zhaowei (Kevin) Jin

Name:	Zhaowei (Kevin) Jin

Title:	Director

[Signature page to Amendment No.1 to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro China Acquisition Limited

By:	/s/ Zhaowei (Kevin) Jin

Name:	Zhaowei (Kevin) Jin

Title:	Director

[Signature page to Amendment No.1 to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro International Corporation

By:	/s/ Charles (Chuck) K. Ng

Name:	Charles (Chuck) K. Ng

Title:	Director

[Signature page to Amendment No.1 to the Agreement and Plan of Merger]